				EXHIBIT	99.3

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Morgan Stanley Energy Conference
July 8, 2009

Slide 21 (Significant Balance Sheet Improvements):

Net Debt Reconciliation:

	12/31/2007	6/30/2008	12/31/2008	6/30/2009
	(in millions)

Gross Debt*	$ 1,758	$ 1,822	$ 2,027	$ 1,365
Cash on Hand	90	23	224	200

Net Debt	$ 1,668	$ 1,799	$ 1,803	$ 1,165

*Reflects impact of retrospective adoption of accounting standard which required bifurcation of Helix's convertible senior notes
Impact on December 31, 2007, June 30, 2008, December 31, 2008, and June 30, 2009 was
a reduction in debt totaling $42.2 million, $38.6 million, $34.8 million and $30.9 million, respectively.

Slide 27 (Earnings per Share):

Reconciliation to Normalized EPS:

	2004	2005	2006	2007	2008
	(in thousands)
Net income applicable to common shareholders	$ 79,916	$ 150,114	$ 344,036	$ 316,762	$ (634,040)
Preferred stock dividends and accretion	2,743	2,454	3,358	3,716	-
Cal Dive gain (IPO and Horizon acquisition)	-	-	(96,531)	(98,602)	-
Goodwill and other intangible impairments	-	-	-	-	714,988
Other non-recurring items	-	-	5,300	70,189	161,591

Net income, excluding non-cash gains on Cal Dive equity transactions	$ 82,659	$ 152,568	$ 256,163	$ 292,065	$ 242,539
(IPO and Horizon acquisition) and other unusual items

Diluted Shares	79,062	82,205	89,874	95,938	90,650

Normalized EPS*	$ 1.03	$ 1.86	$ 2.85	$ 3.05	$ 2.68

*Excludes impact of adoption of new accounting standard (EITF 03-06-1) effective January 1, 2009.

Slide 28 (Significant Cash Generation - EBITDAX):

Reconciliation From Net Income to Adjusted EBITDAX (Excluding Cal Dive):

	2004	2005	2006	2007	2008
	(in millions)

Net (loss) income applicable to common shareholders	$ 80	$ 147	$ 340	$ 312	$ (639)
Non-cash impairment and other unusual items	-	1	(91)	(26)	931
Preferred stock dividends	3	2	3	4	3
Income tax provision	43	73	131	103	67
Net interest expense and other	5	13	41	64	101
Depreciation and amortization	108	111	193	320	306
Exploration expense	-	6	43	27	33

EBITDAX as Reported	$ 239	$ 353	$ 660	$ 804	$ 802

Less: Previously Reported Contribution from Cal Dive	$ (27)	$ (74)	$ (208)	$ (149)	$ (140)

Adjusted EBITDAX	$ 212	$ 279	$ 452	$ 655	$ 662

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expenses. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period.
Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to,
Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.
Users of this financial information should consider the types of events and transactions which are excluded.